MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

FLORIDA MUNICIPAL BOND FUND

SERIES #6

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/31/2004	Miami Dade Co. Aviation 5% 10/1/30 & 10/1/36	400,000,000	2,900,000	Ramirez